Exhibit 99


                 NIC Voting Trust Sells Eight Percent of Shares

    OLATHE, Kan.--(BUSINESS WIRE)--Jan. 9, 2006--NIC Inc. (Nasdaq:EGOV) today announced that it has been informed that the trustees of the National Information Consortium Voting Trust have sold approximately eight percent of the NIC shares held by the trust and intend to distribute the sale proceeds to its beneficial holders.
    Established on June 30, 1998, the Voting Trust consists of 142 beneficiaries and last distributed a portion of its holdings in January 2005. NIC Chief Executive Officer Jeff Fraser and Company board member Ross Hartley are co-trustees of the Voting Trust. Following the sale of 2 million shares on January 5, 2006, the trust will continue to hold approximately 35 percent of the Company's total outstanding common stock.
    The NIC officers and directors who are affiliates of the voting trust are:

    --  Jeffery S. Fraser, Chairman of the Board and Chief Executive
        Officer

    --  Ross C. Hartley, Director

    --  Art N. Burtscher, Director

    --  Harry H. Herington, Chief Operating Officer

    --  William F. Bradley, Jr., Executive Vice President

    --  Samuel R. Somerhalder, Executive Vice President

    About NIC

    NIC manages more eGovernment services than any provider in the world. The company is helping governments communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,000 state and local agencies that serve more than 60 million people in the United States. Additional company information is available at www.nicusa.com.

    The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2004 Annual Report on Form 10-K/A filed on March 16, 2005, with the Securities and Exchange Commission.

    CONTACT: NIC Inc.
             Chris Neff, 435-645-8898
             cneff@nicusa.com



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